UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SPAR Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1910 Opdyke Court Auburn Hills, MI 48326

October 11, 2024

Mr. Robert Brown,

I am writing to you on behalf of the Corporation, and in response to your recent questions regarding the merger, to affirm that, subject to the adoption and approval of the merger by the Corporation’s stockholders, every stockholder of the Corporation will be entitled to receive $2.50 in cash, without interest and subject to all applicable withholding taxes, for each share of common stock of the Corporation, par value $0.01 per share, properly submitted to the paying agent following the closing of the Merger.

I want to further affirm that there are no restrictions on your shares of SGRP Common Stock that may prevent you from receiving the merger consideration, including, but not limited to, (i) your status as a related party and affiliate of the Corporation, (ii) the Change of Control, Voting and Restricted Stock Agreement, dated January 28, 2022, by and among you, the Corporation, William H. Bartels, SPAR Administrative Services, Inc. and SPAR Business Services, Inc. and (iii) any legends that are required to appear on any certificate of your shares of SGRP Common Stock. All of your shares of SGRP Common Stock, without exception, will be eligible for the merger consideration upon the adoption and approval of the Merger by the Corporation’s stockholders and proper submission of your shares to the paying agent upon closing of the merger.

It is our understanding that you currently hold 7,151,555 shares of SGRP Common Stock, based on your most recent filed Form 4 filed on October 8, 2024, as follows:

●	3,086,017 shares of SGRP Common Stock beneficially owned by you, including (i) 113,930 shares owned by your wife, Jean Brown and (ii) shares beneficially owned by you in a defined benefit plan;

●	3,000,000 shares of SGRP Common Stock, indirectly owned by you by Innovative Global Technologies, LLC. We note that you are the Manager of Innovative Global Technologies, LLC; and

●	1,065,538 shares indirectly owned by you by SPAR Business Services, Inc. We note that you are a controlling officer/director and significant stockholder of SPAR Business Services, Inc.

You are encouraged to vote all your shares of SGRP Common Stock FOR the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger. If you have any questions, please feel free to contact me or refer to the Proxy Statement for additional information.

Sincerely, ______________________ James Gillis

Tel: 248-364-7727 • Fax: (877) 557-8246 • www.sparinc.com